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                                                                    Exhibit 23.1


                         INDEPENDENT AUDITOR'S CONSENT

We consent to the use of this Registration Statement of Harmonic Inc., on Form S-4 of our report dated November 19, 1999 (December 9, 1999 as to Note 1), on the consolidated financial statements of the DiviCom business (an operating unit of C-Cube Microsystems Inc.) appearing in the Joint Proxy Statement/ Prospectus/Information Statement, which is part of this Registration Statement. We also consent to the reference to us under the headings "Consolidated Historical Financial -- C-Cube/DiviCom" and "Experts" in the Joint Proxy Statement/Prospectus/Information Statement, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

San Jose, California
March 20, 2000